EXHIBIT 99.1

Michael Attar
Director Investor Relations
818-880-7821
Michael.attar@tekelec.com

Tekelec Announces Proposed Offering of $125 Million of Senior
Subordinated Convertible Notes

     CALABASAS, CA (June 10, 2003)... Tekelec (Nasdaq:TKLC) announced today that, subject to market conditions, it intends to sell $125 million principal amount of senior subordinated convertible notes due 2008, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”).

     In addition, Tekelec will grant the initial purchaser an option to purchase an additional $25 million principal amount of the convertible notes. The convertible notes will be convertible into Tekelec common stock.

     Tekelec intends to use the net proceeds from the sale of the convertible notes for the redemption of the 3.25% Convertible Subordinated Discount Notes due 2004 issued by Tekelec in November 1999, which at issuance had a yield-to-maturity of 6.75%.

     The convertible notes and the common stock issuable upon conversion of the convertible notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.